REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                               ON INTERNAL CONTROL


Board of Trustees
Eastern Point Advisors Funds Trust
Gloucester, Massachusetts


In planning and performing our audit of the financial statements of the Eastern Point Advisors Twenty Fund and Rising Dividend Growth Fund, each a series of beneficial interest of Eastern Point Advisors Funds Trust, for the year or period ended September 30, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Eastern Point Advisors Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matter involving a control procedure and its operation that we consider to be a material weakness as defined above. This condition was considered in determining the nature, timing and extent of the procedures to be performed in our audits of the financial statements of the Funds for the year or period ended September 30, 2004. During the year or period ended September 30, 2004, several shareholder transactions were not processed timely by the Funds' Transfer Agent. Additionally, the resulting gains or losses to the Funds were not quantified or tracked. Management has contracted a new Transfer Agent with appropriate procedures in place over the processing of shareholder transactions.

This report is intended solely for the information and use of management, the Board of Trustees of Eastern Point Advisors Funds Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
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                                    BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
October 29, 2004